Exhibit 99.1

Press Release

AMSC REPORTS FIRST QUARTER FINANCIAL RESULTS

-	First-Quarter Revenues Doubled Year Over Year to Record $39.8 Million

-	Positive Cash Flow Generated from Operations

-	Total Backlog Increased to $634 Million as of June 30, 2008

-	Fiscal 2008 Revenue and EBITDAS Forecasts Increased

DEVENS, Mass., August 5, 2008 – American Superconductor Corporation (NASDAQ: AMSC), a leading energy technologies company, today reported financial results for the first quarter of fiscal year 2008 ended June 30, 2008.

Revenues for the first quarter of fiscal 2008 were a record $39.8 million, a 101 percent increase from $19.8 million for the first quarter of fiscal 2007. Gross margin for the first quarter of fiscal 2008 was 29.2 percent, compared to 18.1 percent for the first quarter of fiscal 2007.

The company recorded a net loss for the first quarter of fiscal 2008 of $6.1 million, or $0.15 per share. This compares to a net loss for the first quarter of fiscal 2007 of $9.7 million, or $0.27 per share. Net loss for the first quarter of fiscal 2008 includes a non-cash charge of $2.4 million, or $0.06 per share, for a mark-to-market adjustment on an outstanding warrant driven by the increase in the company’s stock price during the quarter. This compares with a $1.0 million, or $0.03 per share, mark-to-market charge in the first quarter of fiscal 2007. In addition to the mark-to-market adjustments on an outstanding warrant, net loss in each period includes non-cash, pre-tax charges for amortization of acquisition-related intangibles and stock-based compensation expense. Such charges totaled $5.2 million for the first quarter of fiscal 2008, compared to $3.2 million for the first quarter of fiscal 2007.

Earnings before interest, taxes, other income and expense, depreciation, amortization and stock-based compensation (EBITDAS) was a positive $1.7 million for the first quarter of fiscal 2008. EBITDAS for the first quarter of fiscal 2007 was a negative $5.3 million. Please refer to the financial schedules attached to this press release for reconciliation of EBITDAS to GAAP net loss.

AMSC generated a record $3.2 million in cash from operations for the first quarter of fiscal 2008. Cash, cash equivalents, marketable securities and restricted cash at June 30, 2008 were $131.5 million, an increase of $12.1 million from $119.4 million at March 31, 2008.

The company reported backlog as of June 30, 2008 of approximately $634 million compared with $199 million as of March 31, 2008 and $73 million as of June 30, 2007.

“We executed to our expectations in the first quarter, delivering continued sequential revenue growth, generating record bookings and achieving other key financial metrics, including positive EBITDAS and positive cash flow from operations,” said Greg Yurek, AMSC’s founder and chief executive officer. “Operationally, the quarter was marked by two significant highlights. First, we completed a multi-year project by commissioning the world’s first superconductor power transmission cable system in a commercial power grid. Operating in the heart of Long Island Power Authority’s grid since April, this system has sparked a new wave of interest in superconductor cables among electric utilities worldwide. Second, we received a $450 million order from China’s Sinovel Wind for our wind turbine core electrical components, providing us with a significant platform for continued growth through calendar year 2011.”

Financial Forecast

“AMSC’s performance in the first quarter from a revenue and bookings perspective has positioned us for another strong year of growth in fiscal 2008,” said David Henry, senior vice president and chief financial officer. “We are increasing our revenue guidance for the fiscal year by $10 million to a range of $175 million to $185 million. The increase in our revenue forecast will drive higher EBITDAS. We now expect EBITDAS for fiscal 2008 to be in the range of $7 million to $10 million, up from our previous guidance of $3 million to $7 million. Because of the significant increase in our stock valuation during the first quarter and the resulting increase in non-cash charges associated with stock compensation, the mark-to-market adjustment on our warrant and other non-operating factors, we are increasing our net loss guidance to a range of $13 million to $15 million, or $0.30 to $0.35 per share, compared with our previous range of $9 million to $12 million, or $0.21 to $0.28 per share.”

Conference Call Reminder

In conjunction with this announcement, AMSC management will participate in a conference call with investors beginning at 10:00 a.m. ET today to discuss the company’s results and its business outlook. Those who wish to listen to the live conference call webcast should visit the “Investors” section of the company’s website at www.amsc.com/investors. The live call also can be accessed by dialing 913-905-3164 and using conference ID 3774017. A telephonic playback of the call will be available from 1:00 p.m. ET on August 5, 2008 through 1:00 p.m. ET on August 12, 2008. Please call (719) 457-0820 and refer to conference ID 3774017 to access the playback.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands)

	Three months ended June 30,
	2008	2007
Revenues:
Power Systems	$35,930	$14,369
Superconductors	3,887	5,400

Total revenues	39,817	19,769
Cost of revenues	28,196	16,187

Gross profit	11,621	3,582
Operating expenses:
Research and development	4,913	4,214
Selling, general and administrative	8,893	6,118
Amortization of acquisition related intangibles	503	1,162
Restructuring and impairments	—	818

Total operating expenses	14,309	12,312

Operating loss	(2,688)	(8,730)
Interest income	775	346
Other income (expense), net	(2,471)	(1,014)

Loss before income tax	(4,384)	(9,398)
Income tax expense	1,719	255

Net loss	$(6,103)	$(9,653)

Net loss per common share
Basic and Diluted	$(0.15)	$(0.27)

Weighted average number of common shares outstanding
Basic and Diluted	41,686	35,268

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	June 30, 2008	March 31, 2008
ASSETS
Current assets:
Cash and cash equivalents	$69,570	$67,834
Marketable securities	48,301	38,398
Accounts receivable, net	33,042	37,108
Inventory	12,033	10,907
Restricted cash	11,754	12,312
Prepaid expenses and other current assets	6,411	4,467
Deferred tax assets, net	896	2,293

Total current assets	182,007	173,319
Property, plant and equipment, net	54,323	54,308
Goodwill	23,011	18,530
Intangibles, net	11,184	11,583
Long-term restricted cash	1,856	860
Other assets	2,727	2,634

Total assets	$275,108	$261,234

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	39,307	38,356
Deferred revenue	11,025	10,629

Total current liabilities	50,332	48,985
Non-current liabilities
Deferred revenue	3,378	2,043
Deferred tax liabilities, net	1,147	1,244
Other non-current liabilities	64	510

Total liabilities	54,921	52,782
Stockholders’ equity:
Common stock	430	415
Additional paid-in capital	632,918	615,017
Accumulated other comprehensive income	3,444	3,522
Accumulated deficit	(416,605)	(410,502)

Total stockholders’ equity	220,187	208,452

Total liabilities and stockholders’ equity	$275,108	$261,234

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	For the three months ended June 30,
	2008	2007
Cash flows from operating activities:
Net loss	$(6,103)	$(9,653)
Adjustments to reconcile net loss to net cash used in operations:
Depreciation and amortization	2,124	2,310
Stock-based compensation expense	2,299	1,077
Stock-based compensation expense—non-employee	78	83
Impairment charges on long-lived assets	—	607
Inventory write-down charges	—	933
Re-valuation of warrant	2,396	986
Deferred income taxes	1,300	85
Other non-cash items	427	8
Changes in operating asset and liability accounts, excluding the effect of acquisitions:
Accounts receivable	3,891	(2,694)
Inventory	(1,126)	(179)
Prepaid expenses and other current assets	(1,944)	(352)
Accounts payable and accrued expenses	(1,890)	(4,722)
Deferred revenue	1,731	3,247

Net cash provided by (used in) operating activities	3,183	(8,264)
Cash flows from investing activities:
Purchase of property, plant and equipment, net	(1,526)	(1,479)
Purchase of marketable securities	(31,648)	(11,977)
Proceeds from the maturity of marketable securities	21,602	16,042
Increase in restricted cash	(438)	(674)
Acquisition costs, net of cash acquired in acquisitions	—	(102)
Purchase of intangible assets	(375)	(329)
Change in other assets	(30)	17

Net cash provided by (used in) investing activities	(12,415)	1,498
Cash flows from financing activities:
Proceeds from exercise of employee stock options	10,913	5,971

Net cash provided by financing activities	10,913	5,971

Effect of exchange rate changes on cash and cash equivalents	55	12

Net increase (decrease) in cash and cash equivalents	1,736	(783)
Cash and cash equivalents at beginning of period	67,834	15,925

Cash and cash equivalents at end of period	$69,570	$15,142

Supplemental schedule of cash flow information:
Issuance of common stock in connection with acquisitions	$—	$4,349
Noncash issuance of common stock	147	—
Noncash contingent consideration in connection with acquisitions	4,481	—

Reconciliation of Net Loss to EBITDAS

(In thousands)

	Three months ended June 30,
	2008	2007
Net Loss	$(6,103)	$(9,653)
Interest income	(775)	(346)
Other income (expense), net	2,471	1,014
Income tax expense	1,719	255
Depreciation and amortization	2,123	2,311

EBITDA	(565)	(6,419)
Stock-based compensation	2,299	1,077

EBITDAS	$1,734	$(5,342)

Reconciliation of Forecast Net Loss to Forecast EBITDAS for Fiscal Year 2008

(In thousands)

	High	Low
Net Loss	$(13,000)	$(15,000)
Interest income	(4,000)	(4,000)
Other income (expense), net	4,000	4,000
Income tax expense	4,500	4,000
Depreciation and amortization	8.000	8,000

EBITDA	(500)	(3,000)
Stock-based compensation	10,500	10,000

EBITDAS	$10,000	$7,000

Note: EBITDAS is a non-GAAP financial measure defined by the company as net income before interest, taxes, other income and expense, depreciation and amortization, and stock-based compensation. The company believes EBITDAS is an important measurement for management and investors given the increasing effect that non-cash charges such as stock compensation, amortization related to acquisitions, taxes associated with AMSC Windtec, and depreciation of capital equipment will have on the company’s net income (loss). The company regards EBITDAS as a useful measure of operating performance and cash flow to complement operating income, net income and other GAAP financial performance measures. Additionally, management believes that EBITDAS will provide meaningful comparisons of past, present and future operating results. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. This measure, however, should be considered in addition to, and not as a substitute or superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP. A reconciliation of EBITDAS to GAAP net loss is set forth in the table above.

About American Superconductor (NASDAQ: AMSC)

AMSC is a leading energy technologies company offering an array of solutions based on two proprietary technologies: programmable power electronic converters and high temperature superconductor (HTS) wires. The company’s products, services and system-level solutions enable cleaner, more efficient and more reliable generation, delivery and use of electric power. AMSC is a leader in alternative energy, offering grid interconnection solutions as well as licensed wind turbine designs and electrical systems. As the world’s principal supplier of HTS wire, the company is enabling a new generation of compact, high-power electrical products, including power cables, grid-level surge protectors, Secure Super Grids(TM), motors, generators, and advanced transportation and defense systems. AMSC also provides utility and industrial customers worldwide with voltage regulation systems that dramatically enhance power grid capacity, reliability and security, as well as industrial productivity. The company’s technologies are protected by a broad and deep intellectual property portfolio consisting of hundreds of patents and licenses worldwide. More information is available at www.amsc.com.

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American Superconductor and design, Revolutionizing the Way the World Uses Electricity, AMSC, Powered by AMSC, D-VAR, PQ-IVR, PowerModule, Secure Super Grids, Windtec and SuperGEAR are trademarks or registered trademarks of American Superconductor Corporation or its subsidiaries.

Any statements in this release about future expectations, plans and prospects for the company, including our expectations regarding the future financial performance of the company and other statements containing the words “believes,” “anticipates,” “plans,” “expects,” “will” and similar expressions, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. There are a number of important factors that could cause actual results to differ materially from those indicated by such forward-looking statements. Such factors include: uncertainties regarding the company’s ability to obtain anticipated funding from corporate and government contracts, to successfully develop, manufacture and market commercial products, and to secure anticipated orders; the risk that a robust market may not develop for the company’s products; the risk that strategic alliances and other contracts may be terminated; the risk that certain technologies utilized by the company will infringe intellectual property rights of others; and the competition encountered by the company. Reference is made to these and other factors discussed in the “Risk Factors” section of the company’s most recent quarterly or annual report filed with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent the company’s views as of the date of this release. While the company anticipates that subsequent events and developments may cause the company’s views to change, the company specifically disclaims any obligation to update these forward-looking statements. These forward-looking statements should not be relied upon as representing the company’s views as of any date subsequent to the date this press release is issued.

Contact Information:

Jason Fredette

Director of Investor & Media Relations

American Superconductor Corporation (NASDAQ: AMSC)

978-842-3177

jfredette@amsc.com